                                                              Exhibit 99(c)(4)


                               AMENDED AND RESTATED
                               COLUMBIA ENERGY GROUP
                              LONG-TERM INCENTIVE PLAN

1. PURPOSE. The purpose of the Columbia Energy Group Long-Term Incentive Plan (the "Plan") is to provide incentives to specified individuals to continuously add value to Columbia Energy Group (the "Corporation").
    Plan participants consist of: (i) those officers and key employees of the Corporation and its subsidiary companies (the "Employees") who, in the opinion of the Compensation Committee of the Board of Directors of the Corporation ("Committee"), are making or are in a position to make substantial contributions to the Corporation by their ability and efforts; and (ii) members of the Board of Directors of the Corporation who are not employees ("Outside Directors"). The Corporation also believes that the Plan will facilitate attracting, retaining and motivating Employees and directors of high caliber and potential.

2. EFFECTIVE DATE. This Plan was initially effective February 21, 1996, and as amended and restated, is to be effective February 1, 1999, subject to shareholder and regulatory approvals.

3. ADMINISTRATION. The Plan shall be administered by the Committee. As applied to Employees, the Committee shall have full and final authority in its discretion to conclusively interpret the provisions of the Plan and to decide all questions of fact arising in its application; to determine the individuals to whom awards shall be made under the Plan; to determine the type of award to be made to such Employees and the amount, size and terms of each such award; to determine the time when awards will be granted to Employees; and to make all other determinations necessary or advisable for the administration of this Plan.

    The Committee shall have no discretion with respect to the amount, price and timing of awards to Outside Directors. In this regard, the portions of the Plan applicable to Outside Directors are intended to be self-governing and to operate automatically. With respect to ministerial matters regarding the portions of the Plan applicable to Outside Directors, the Plan will be administered by the Committee.

4. SHARES SUBJECT TO PLAN. The shares that may be issued under the Plan pursuant to Paragraph 7 shall not exceed in the aggregate 8,585,000 shares of the Corporation's common stock. Such shares may be authorized and unissued shares or treasury shares. The maximum number of shares that may be awarded pursuant to the contingent or restricted stock award provisions of Paragraphs 10 and 11 and forms of awards not specifically identified in the Plan but permitted pursuant to Paragraph 7 shall be five percent of the total shares authorized for issuance after February 1, 1999 under the Plan, or an amount not to exceed 204,250. Except as otherwise provided herein, any shares subject to an option or right which for any reason expires or is terminated unexercised as to such shares shall again be available under the Plan.

5. PARTICIPANTS. Persons eligible to participate shall be limited to (1) with regard to any awards permitted pursuant to Paragraph 7, the Employees; and (2) with regard to stock options permitted pursuant to Paragraph 8, the Outside Directors.

6. OUTSIDE DIRECTORS. Outside Directors shall be eligible under this Plan only for nonqualified stock option awards. Such stock option awards shall be made if the Corporation's Total Shareholder Return (defined as market appreciation and dividends declared in a year) for a fiscal year exceeds the median of the Total Shareholder Return for the group of peer companies utilized for comparison purposes in the Corporation's Annual Proxy Statement. If the Corporation's Total Shareholder Return falls in the third quartile of the peer group, then options shall be granted to each Outside Director to purchase 3,000 shares of common stock. If the Corporation's Total Shareholder Return falls in the fourth quartile of the peer group, then options shall be granted to each Outside Director to purchase 6,000 shares of common stock. No stock option awards shall be made to Outside Directors if Total Shareholder Return is at or below the median of the group for a fiscal year.

    Effective May 19, 1999, stock option awards for Outside Directors, if any, shall be granted effective as of the grant date for employees' stock option awards made annually by the Committee (normally in February), or if such a meeting is not held or awards are not made, then 90 days after the close of the Corporation's fiscal year for Total Shareholder Return performance for the preceding fiscal year. Grants to Outside Directors shall vest one-third upon the date of the grant, two-thirds upon the first anniversary of the grant, and 100 percent upon the second anniversary of the grant. The option period shall not end later than ten years after the date of the grant of the option.

    Additional terms of stock option awards to Outside Directors shall be governed by Paragraph 8, as may be supplemented by Paragraphs 12(b) and 13-24.

7. AWARDS UNDER THE PLAN. Subject to the limitations provided under Paragraph 6 for awards to Outside Directors, awards under the Plan may be in the form of stock options (both nonqualified stock options and incentive stock options under Section 422 of the Internal Revenue Code or any amendment thereof or substitute therefor), contingent stock, restricted stock and stock appreciation rights, or such other forms as the Committee may in its discretion deem appropriate but in any event which are consistent with the Plan's purpose, including any combination of the above. The maximum number of shares that may be awarded to any one person during the life of the Plan shall be 20 percent of the total shares authorized for issuance under the Plan.

8. STOCK OPTIONS. Options shall be evidenced by stock option agreements in such form, not inconsistent with this Plan, as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions.

    (a) OPTION PRICE. The purchase price per share of stock deliverable upon the exercise of an incentive stock option shall be 100 percent of the fair market value of the stock on the day the option is granted, as determined by the Committee. The purchase price per share of stock deliverable upon the exercise of a nonqualified stock option shall be 100 percent of the fair market value of the stock on the day the option is granted, as determined by the Committee. "Fair market value" for awards to Outside Directors shall be the average of the high and low sales prices per share of the Corporation's common stock on The New York Stock Exchange as reported in The Wall Street Journal for such date. The option agreement for nonqualified options shall provide for a reduction of the purchase price by dividends paid on a share of common stock of the Corporation as long as the option is outstanding and not exercised, but in no event shall this price be less than the par value of such stock. Except in accordance with equitable adjustments as provided in Paragraph 19 and without regard to dividend equivalents, options shall not be repriced.

    (b) EXERCISE OF OPTION. Each stock option agreement shall state the period or periods of time, as may be determined by the Committee, within which the option may be exercised by the participant, in whole or in part, provided that the option period shall not end later than ten years after the date of the grant of the option. The Committee shall have the power to permit in its discretion an accelaration of the previously determined exercise terms under such circumstances and upon such terms and conditions as deemed appropriate by the Committee.

     (c) PAYMENT FOR SHARES. Stock purchased pursuant to an option agreement shall be paid for in full at the time of purchase, either in the form of cash, common stock of the Corporation at fair market value, or in a combination thereof, as the Committee may determine.

     (d) RIGHTS UPON TERMINATION OF EMPLOYMENT OR BOARD SERVICE. In the event that an optionee ceases to be employed by the Corporation or its subsidiaries or ceases to serve as an Outside Director of the Corporation for any cause other than death, disability, retirement, or a Change in Control as defined in Paragraph 12(b), the optionee shall have the right to exercise the option during its term within a period of three months after such termination to the extent that the option was exercisable at the date of such termination, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee terminates employment or service due to death prior to termination of his option without having fully exercised his option, all unvested options shall vest as of the date of death, and the optionee's successor may have the right to exercise the option during its term within a period of 24 months after the date of death, or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee is terminated due to a Change in Control prior to termination of his option without having fully exercised his option, the optionee or his successor may have the right to exercise the option during its term within a period of 24 months after the date of such termination due to a Change in Control or during such other period and subject to such terms as may be determined by the Committee. In the event that an optionee is terminated due to retirement or disability prior to termination of his option without having fully exercised his option, the optionee or his successor may have the right to exercise the option during this term within a period of 36 months after the date of such termination due to disability or retirement or during such other period and subject to such terms as may be determined by the Committee, and any unvested options will continue to vest in accordance with the previously determined vesting schedule during the exercise period following such termination due to retirement or disability.

    (e) INDIVIDUAL LIMITATIONS.

        (i) Notwithstanding anything herein to the contrary, the aggregate fair market value (determined as of the time the option is granted) of incentive stock options for any Employee which may become first exercisable in any calendar year shall not exceed $100,000.

        (ii) Notwithstanding anything herein to the contrary, no incentive stock option shall be granted to any individual if, at the time the option is to be granted, the individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation unless at the time such option is granted the option price is at least 110 percent of the fair market value of the stock subject to option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

    (f) OTHER TERMS. Each incentive stock option agreement shall contain such other terms, conditions and provisions as the Committee may determine to be necessary or desirable in order to qualify such option as a tax-favored option within the meaning of Section 422 of the Internal Revenue Code, or any amendment thereof, substitute therefor, or regulation thereunder. Subject to the limitations of Paragraph 20, and without limiting any other provisions hereof, the Committee shall have the power without further approval to amend the terms of any option for Employees.

9. STOCK APPRECIATION RIGHTS. Stock appreciation rights ("SARs") shall be evidenced by SAR agreements in such form as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

    (a) AWARD. A SAR may be granted in connection with an option and shall entitle the grantee, subject to such terms and conditions determined by the Committee, to receive, upon surrender of the option, all or a portion of the excess of (i) the fair market value of a specified number of shares of common stock of the Corporation at the time of the surrender, as determined by the Committee, over (ii) 100 percent of the fair market value of the stock at the time the option was granted less any dividends paid while the option was outstanding but unexercised.

    (b) TERM. SARs shall be granted for a period of not more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Committee at the time of grant, subject to the following:

         (i) In the event that a grantee ceases to be employed by the Corporation or its subsidiaries or ceases to serve as an Outside Director of the Corporation for any cause other than death, disability, retirement, or a Change in Control, as defined in Paragraph 12(b), the grantee shall have the right to exercise the SAR during its term within a period of three months after such termination to the extent that the SAR was exercisable at the date of such termination, or during such other period and subject to such terms as may be determined by the Committee.
              In the event that a grantee terminates employment or service due to death prior to termination of his SAR without having fully exercised his SAR, such SAR shall vest as of the date of death, and the grantee's successor shall have the right to exercise the SAR during its term within a period of 24 months after the date of death, or during such other period and subject to such terms as may be determined by the Committee. In the event that a grantee is terminated due to a Change in Control prior to termination of his SAR without having fully exercised his SAR, the grantee or his successor shall have the right to exercise the SAR during its term within a period of 24 months after the date of such termination due to a Change in Control or during such other period and subject to such terms as may be determined by the Committee. In the event that a grantee is terminated due to retirement or disability prior to termination of his SAR without having fully exercised his SAR, the grantee or his successor shall have the right to exercise the SAR during its term within a period of 36 months after the date of such termination due to disability or retirement or during such other period and subject to such terms as may be determined by the Committee, and any unvested SARs will continue to vest in accordance with the previously determined vesting schedule during the exercise period following such termination due to retirement or disability. The Committee in its sole discretion may reserve the right to accelerate previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

     (c) PAYMENT. Upon exercise of a SAR, payment shall be made in the form of common stock of the Corporation (at fair market value on the date of exercise), cash, or a combination thereof, as the Committee may determine.

10. CONTINGENT STOCK AWARDS. Contingent stock awards under the Plan shall be evidenced by contingent stock agreements in such form and not inconsistent with this Plan as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     (a) AWARD. The Committee shall determine the amount of a contingent stock award to be granted to an Employee based on the expected impact the Employee can have on the financial well-being of the Corporation and other factors deemed by the Committee to be appropriate.

     (b) RESTRICTION PERIOD. Contingent stock awards made pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the award to any participant.

     (c) LAPSE OF RESTRICTIONS. The agreement shall specify the terms and conditions upon which any restrictions on the right to receive shares representing contingent stock awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of common stock shall be issued to the participant or his legal representative.

     (d) TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. In the event of a participant's termination of employment for any reason prior to the lapse of restrictions applicable to a contingent stock award made to such participant and unless otherwise provided for herein by this Plan or as provided for in the contingent stock agreement, all rights to shares as to which there still remain unlapsed restrictions shall be forfeited by such participant to the

          Corporation without payment or any consideration by the Corporation, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares.

11. RESTRICTED STOCK AWARD. Restricted stock awards under the Plan shall be evidenced by restricted stock agreements in such form, and not inconsistent with this Plan, as the Committee shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

     (a) AWARD. The Committee shall determine the amount of a restricted stock award to be granted to an Employee based on the past or expected impact the Employee has had or can have on the financial well-being of the Corporation and other factors deemed by the Committee to be appropriate.

     (b) RESTRICTION PERIOD. Restricted stock awards made pursuant to this Plan shall be subject to such terms, conditions, and restrictions, including without limitation, substantial risks of forfeiture and/or attainment of performance objectives, and for such period or periods as shall be determined by the Committee at the time of grant. The Committee shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the award to any participant. Upon issuance of a restricted stock award, shares will be issued in the name of the recipient. During the restriction period, recipients shall have the rights of a shareholder for all such shares of restricted stock, including the right to vote and the right to receive dividends thereon as paid.

     (c) RESTRICTIVE LEGEND AND STOCK POWER. Each certificate evidencing stock subject to restricted stock awards shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such award. Any attempt to dispose of stock in contravention of such terms, conditions and restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the Corporation may itself hold such shares in custody, until the restrictions thereon shall have lapsed and may require as a condition of any award that the recipient shall have delivered a stock power endorsed in blank relating to stock covered by such award.

     (d) LAPSE OF RESTRICTIONS. The restricted stock agreement shall specify the terms and conditions upon which any restrictions on the right to receive shares representing restricted stock awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, shares of common stock which have not been delivered to the participant or his legal representative shall be delivered to such participant or his legal representative.

     (c) TERMINATION PRIOR TO LAPSE OF RESTRICTION. In the event of a participant's termination of employment for any reason prior to the lapse of restrictions applicable to a restricted stock award made to such participant and unless otherwise provided for herein by this Plan or as provided for in the restricted stock agreement, all rights to shares as to which there still remain unlapsed restrictions shall be forfeited by such participant to the Corporation without payment or any consideration by the Corporation, and neither the participant nor any successors, heirs, assigns or personal representatives of such participant shall thereafter have any further rights or interest in such shares.

12. OTHER PROVISIONS RELATING TO CONTINGENT AND RESTRICTED STOCK AWARDS AND STOCK OPTIONS. Notwithstanding any other provision to the contrary in Paragraphs 6,8, 10 or 11 or elsewhere in this Plan, the following additional provisions shall apply to contingent and restricted stock awards and stock option awards (except that Paragraph 12(a) shall only apply to contingent and restricted stock awards):

     (a) EFFECT OF SALARY CONTINUATION ON TERMINATION PRIOR TO LAPSE OF RESTRICTIONS. If a recipient of a contingent or restricted stock award has his employment terminated and his salary continued through an employment agreement, severance program or any other comparable arrangement, then any contingencies and restrictions which are satisfied or which could have been satisfied during the period for which the recipient's salary is to be continued, irrespective of form, will be deemed to have been satisfied, and such shares of contingent and/or restricted stock will be issued and delivered to the recipient or his legal representative no later than the expiration of the salary continuation program.

     (b) CHANGE IN CONTROL. Upon a "Change in Control" as defined below, all options (including any accompanying SARs), contingent stock awards and restricted stock awards will automatically vest as of that date, and all restrictions or contingencies will be deemed to have been satisfied. The term "Change in Control" means the occurrence of any of the following events:

          (i) the acquisition by any party or parties of the beneficial ownership of 25 percent or more of the voting shares of the Corporation;

         (ii) the occurrence of a transaction requiring shareholders' approval for the acquisition of the Corporation through purchase or exchange of stock or assets, or by merger, or otherwise; or


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

           (iii) the election during a period of 24 months, or less, of 30 percent or more of the members of the Board, without the approval of a majority of the Board as constituted at the beginning of the period.

13. GENERAL RESTRICTIONS. The Plan and each award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock, is necessary or desirable as a condition of, or in connection with the Plan or the granting of such award or the issue or purchase of shares of common stock thereunder, the Plan will not be effective and/or the award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

14. RIGHTS OF A SHAREHOLDER. The recipient of any award under the Plan shall have no rights as a shareholder with respect thereto unless and until certificates for shares of common stock are issued to him, except for the rights provided for in Paragraph 11 of this Plan as it pertains to restricted stock awards.

15. RIGHTS TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any participant the right to continue in the employment or Board service of the Corporation or its subsidiary companies or affect any right which the Corporation or its subsidiary companies may have to terminate the employment or Board service of such participant.

16. WITHHOLDING OF TAXES. Whenever the Corporation proposes or is required to issue or transfer shares of common stock under the Plan, the Corporation shall have the right to require the recipient to remit to the Corporation an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

17.  NONASSIGNABILITY.

         Except as provided in Paragraph 17(b), no award or benefit under the Plan shall be assignable or transferable by the recipient thereof, except by will or by the laws of descent and distribution. Also, except as provided in Paragraph 17(b), during the life of the recipient, such award shall be exercisable only by such person or such person's guardian or legal representative.

         Each nonqualified stock option granted to an Employee to the extent so provided in such Employee's individual option agreement by the Committee, in its sole and absolute discretion, and each stock option granted to an Outside Director shall be transferable by gift to any member of the recipient's immediate family or to a trust for the benefit of such an immediate family member, and if so shall be exercisable solely by the transferee in the case of such transfer by gift.

18. NON-UNIFORM DETERMINATIONS. The Committee's determinations under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets) need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.

19. ADJUSTMENTS. In the event of any change in the outstanding common stock of the Corporation by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall adjust the number of shares of common stock which may be issued under the Plan and shall provide for an equitable adjustment of any outstanding award or shares issuable pursuant to an outstanding award under this Plan.

20. AMENDMENT. Subject to U.S. Securities and Exchange Commission approval, if required, the Board of Directors of the Corporation may amend the Plan at any time, except that without shareholder approval, the Board may not (i) materially increase the benefits accruing to participants,
     (ii) materially increase the maximum number of shares which may be issued under the Plan (other than equitable adjustment pursuant to Paragraph 19 hereof), (iii) materially modify the Plan's eligibility requirements, or (iv) change the basis on which awards are granted to Outside Directors. The termination or any modification or amendment of the Plan shall not, without the consent of a participant, affect a participant's rights under an award previously granted. Notwithstanding the foregoing, however, the Corporation reserves the right to terminate the Plan in whole or in part, at any time and for any reason, provided that full and equitable compensation is made to participants with respect to awards previously granted.

21. EFFECT ON OTHER PLAN. Participation in this Plan shall not affect a participant's eligibility to participate in any other benefit or incentive plan of the Corporation, and any awards made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Corporation unless specifically provided.

22. DURATION OF THE PLAN. The Plan shall remain in effect until all awards under the Plan have been satisfied by the issuance of shares or the payment of cash, but no


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

     award shall be granted more than ten years after the date the Plan is adopted by the Corporation.

23. FUNDING OF THE PLAN. This Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under this Plan, and payment of awards shall be on the same basis as the claims of the Corporation's general creditors. In no event shall interest be paid or accrued on any award, including unpaid installments of awards.

24. GOVERNING LAW. The laws of the State of Delaware shall govern, control and determine all questions arising with respect to the Plan and the interpretation and validity of its respective provisions.

                                      Approved by the Board of Directors of
                                      Columbia Energy Group at a meeting
                                      held on February 21, 1996 and approved by the shareholders of Columbia Energy
                                      Group on April 26, 1996.  Amended as of
                                      August 20, 1997 by the Board of
                                      Directors to amend Paragraph 17.
                                      Amended as of January 16, 1998 to
                                      reflect the name change of the
                                      Corporation to "Columbia Energy Group."
                                      Amended May 20, 1998 to provide
                                      equitable adjustments in the number of
                                      shares subject to the Plan (Paragraph 4) as a result of a 3-for-2 stock split in the form of a dividend issued on June 15, 1998. Amended by the Board of Directors on November 18, 1998 to add 300,000 shares authorized for awards under the Plan. Amended and restated by the Board of Directors on November 18, 1998 to prohibit repricing of options, reduce contingent and restricted stock and other types of awards not specifically identified to five percent, add
                                      3,785,000 shares authorized for awards
                                      under the Plan, revise vesting and
                                      exercise provisions to prevent
                                      forfeitures of options and SARs for
                                      termination due to death, retirement
                                      or disability, and remove references to
                                      and requirements of the old Section 16
                                      rules, effective February 1, 1999,
                                      subject to the approval of the
                                      Corporation's shareholders.  Amended by
                                      the Board of Directors on


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

                                      February 17, 1999 to change the date of
                                      Outside Directors' awards to coincide
                                      with the date of employees' awards,
                                      effective May 19, 1999, subject to the
                                      approval of the Corporation's
                                      shareholders.


    (CORPORATE SEAL)                         /s/ C. M. Afhsar
                                      -------------------------------
                                      Secretary


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